Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-228180 on Form S-3 and Registration Statement Nos. 333-188798, 333-160275, 333-166640, 333-140753, 333-131908, and 333-120257 on Form S-8 of our reports dated February 12, 2019 relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries, and the effectiveness of WellCare Health Plans, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of WellCare Health Plans, Inc. and subsidiaries for the year ended December 31, 2018.
/s/ Deloitte and Touche LLP
Tampa, Florida
February 12, 2019